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                 SENIOR CONVERTIBLE LOAN AND SECURITY AGREEMENT

                  This Senior Convertible Loan and Security Agreement ("Agreement") is entered into as of March __, 2001 by and between I-Link, Incorporated, a Florida corporation ("Borrower") and Counsel Communications LLC, a Delaware corporation ("Lender").

                  WHEREAS, Borrower and Lender desire to enter into this Agreement on the terms and conditions set forth herein;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

                  Section 1. PERIODIC LOANS. From and after the date hereof, through and until the termination of the Term, Lender hereby agrees, subject to the terms and conditions contained herein, to make periodic loans to the Borrower in an aggregate principal amount at any one time outstanding, not to exceed $10,000,000 plus the corresponding increase in principal amount of the Note described in Section 2 below ("Maximum Amount"). During the term hereof, from time to time, Borrower may notify the Lender of its need to borrow funds pursuant to this Agreement. Within five business days of receipt of such notice from the Borrower seeking to borrow funds, the Lender shall forward to the Borrower the amount of funds requested by Borrower in such notice, up to, but (together with other amounts outstanding hereunder) not in excess of, the Maximum Amount. Lender hereby agrees to fund $3,000,000 hereunder immediately upon execution of this Agreement.

                  Section 2. PERIODIC FINANCE CHARGES. All principal and interest then outstanding shall bear interest at a rate of 9.0 % per annum (based on a 360 day year), compounded quarterly and shall result in a corresponding increase in the principal amount of the Note. All past due principal and accrued interest on this Note shall bear interest from the Maturity Date (whether at scheduled maturity, upon acceleration of maturity following an Event of Default (as defined below) or otherwise) until paid at the lesser of (i) the rate of 18% per annum or (ii) the highest rate for which Borrower may legally contract under applicable law. All payments hereunder shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payments.

                    Section 3. PAYMENTS. Subject to Section 5 hereof, all interest outstanding shall be due and payable by the Borrower at the Maturity Date.

                  Section 4. TERM. This Agreement shall be effective from the date hereof and shall terminate three (3) years from the date hereof, unless terminated earlier pursuant to the default provisions of this Agreement (the "Maturity Date").

                  Section 5. CONVERSION.

                  (a) The amounts loaned under this Agreement from time to time until the

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Maturity Date (including principal and accrued interest) (the "Outstanding
Debt") shall be convertible, in whole or in part, at the option of Lender, at any time or from time to time prior to the automatic conversion described below, into the number of fully paid and non-assessable shares of Borrower's common stock ("Common Stock") which results from dividing, (x) the portion of the Outstanding Debt that Lender desires to convert by (y) the Conversion Price per share in effect at the time of conversion (which shall initially be equal to $0.56, which represents 105% of the average closing transaction price for the five consecutive trading days preceding the execution of the binding term sheet related to this Agreement), subject to adjustment from time to time as provided in Sections 5(c) and 5(d) below. Notwithstanding the foregoing, at any time after eighteen (18) months subsequent to the execution of the Note, the Outstanding Debt shall be automatically converted into Common Stock using the same calculation set forth above for an optional conversion, on first date that is the twentieth consecutive trading day that the Common Stock has closed at a price per share that is equal to or greater than $1.00 per share (the "Trigger Price").

                  (b) MECHANICS OF CONVERSION. When Lender desires to convert all or part of the Outstanding Debt in accordance with paragraph (a), it shall give notice to Borrower of the amount of Outstanding Debt that it desires to convert. Borrower shall then promptly issue and deliver to Lender a certificate or certificates for the number of shares of Common Stock to which Lender is entitled upon conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on second business day following Lender's sending of the required notice, and Lender shall be treated for all purposes as the record holder of the Common Stock it is entitled to receive upon conversion on such date.

                  (c) ADJUSTMENTS. The Conversion Price and the number of shares of Common Stock issuable upon conversion of Outstanding Debt pursuant to Section 5(a) (as well as, in the case of paragraph (1) below, the Trigger Price) shall be subject to adjustment as follows:

                      (1) ADJUSTMENT FOR DIVIDENDS, STOCK SPLITS AND COMBINATIONS. If the Borrower (i) pays, issues or distributes to its stockholders (A) a stock dividend, (B) debt securities of the Company, or (C) assets (other than cash dividends payable out of earnings of surplus in the ordinary course of business), or (ii) effects a split or subdivision of the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased, and conversely, if the Borrower combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection 5(c)(1) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                      (2) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. In the event the Common Stock is changed into the same or a different number of shares of any class or classes of capital stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then and in any such event Lender shall have the right thereafter to receive, upon the conversion of the Outstanding Debt, the kind and amount of capital stock and other securities and property receivable upon such recapitalization,


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reclassification or other change by holders of the number of shares of
Common Stock into which such Outstanding Debt shall be convertible, all subject to further adjustment as provided herein.

                      (3) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Borrower with or into another corporation, or the sale of all or substantially all of the Borrower's properties and assets to any other entity, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that Lender shall thereafter be entitled to receive, upon the conversion of the Outstanding Debt, the number of shares of capital stock or other securities or property to which a holder of the number of shares of Common Stock issuable upon such conversion would have been entitled to receive on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of Lender after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Outstanding Debt) shall be applicable after that event and be as nearly equivalent as may be practicable.

                      (4) CERTAIN EVENTS. If an event not specifically enumerated in this Section 5 occurs that has substantially the same economic effect on the Outstanding Debt as those specifically enumerated shall occur, then this Section 5 shall be construed liberally in order to give the Outstanding Debt the benefit of the protections provided under this Section
5. The Borrower's Board of Directors shall make an appropriate adjustment to the Conversion Price so as to protect the rights of Lender or to avoid the recognition by the holders of Common Stock of income subject to federal income tax; provided that no such adjustment shall decrease the number of shares of Common Stock then issuable upon conversion of the Outstanding Debt.

               (d) SALE OF STOCK BELOW CONVERSION PRICE. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Outstanding Debt pursuant to Section 5(a) shall be subject to adjustment, in addition to any adjustments pursuant to Section 5(c) above, as follows:

                      (1) ADJUSTMENT TO CONVERSION PRICE. If the Borrower issues or sells, or is deemed by the express provisions of this Section 5(d) to have issued or sold, additional Common Stock (including securities convertible into Common Stock) (the "Additional Common Stock"), other than as a dividend on or other distribution in respect of any class of shares in the form of cash or other property and other than upon a subdivision or combination of the Common Stock as provided in Section 5(a)(1) above, for a price (including the exercise price of any convertible securities) which is less than the then existing Conversion Price for the Outstanding Debt, then and in each such case such Conversion Price then in effect shall be reduced, as of the opening of business on the date of each such issue or sale, to the price (calculated to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior to the dilutive issuance by a fraction, the numerator of which is (A) an amount equal to the sum of (i) the total number of shares of Common Stock issued and outstanding, on a fully-diluted, fully converted basis, immediately prior to the time of such dilutive issuance or sale of Additional Common Stock, multiplied by the greater of the then existing Conversion Price for the Outstanding Debt


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or the Fair Market Value of the Additional Common Stock in effect, plus (ii)
the amount of consideration, if any, received by the Borrower upon such issuance or sale of Additional Common Stock and the denominator of which is
(B) the product of (i) the greater of the then existing Conversion Price for the Outstanding Debt or the Fair Market Value of the Additional Common Stock, multiplied by (ii) an amount equal to the sum of the total number of shares of Common Stock issued and outstanding, on a fully-diluted, fully converted basis, immediately prior to the time of such dilutive issuance plus the number of shares of Additional Common Stock issued, on a fully-diluted, full-converted basis in connection with such dilutive issuance.

                      (2) CONSIDERATION RECEIVED BY THE BORROWER. For the purpose of making any adjustment required under this Section 5(d), the consideration received by the Borrower for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Borrower in consideration for such issuance or sale,
(B) to the extent it consists of property other than cash, be computed at the fair value of that property as reasonably determined in good faith by the Board of Directors of the Borrower, and (C) if Additional Common Stock or rights or options to purchase either Additional Common Stock are issued or sold together with other shares or securities or other assets of the Borrower for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors of the Borrower to be allocable to such Additional Common Stock.

          (e) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of any Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Outstanding Debt, the Borrower, at its expense and upon the request of Lender, shall cause independent certified public accountants of recognized standing selected by the Borrower (who may be the independent public accountants then auditing the financial statements of the Borrower) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to Lender. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement (as applicable) of
(i) the consideration received or deemed to be received by the Borrower for any Additional Common Stock issued or sold or deemed to have been issued or sold,
(ii) the Conversion Price at the time in effect, (iii) the number of shares of Common Stock issued and outstanding immediately prior to the issuance or sale, or deemed issuance or sale, of such Additional Common Stock and the number of Additional Common Stock, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Outstanding Debt.

          (f) NOTICES OF RECORD DATE. In the event of (i) any taking by the Borrower of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Borrower, any reclassification or recapitalization of the capital stock of the Borrower, any merger or consolidation of the Borrower with or into any other entity, or any transfer of all or substantially all of the assets of the Borrower to any other entity or any voluntary or involuntary dissolution, liquidation or winding up of the Borrower, the Borrower shall mail to Lender, at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date


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on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed, as of when the holders of record of Common Stock, the Outstanding Debt or other securities shall be entitled to exchange their debt or securities for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

          (g) FRACTIONAL STOCK. Fractional shares of Common Stock shall be issued, if necessary, upon conversion of Outstanding Debt.

          (h) RESERVATION OF COMMON STOCK ISSUABLE. The Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Outstanding Debt, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Outstanding Debt; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then Outstanding Debt, the Borrower will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to promptly increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (i) PAYMENT OF TAXES. The Borrower will pay all transfer taxes imposed on Lender and other transfer related governmental charges that may be imposed with respect to the issue or delivery of Common Stock upon conversion of the Outstanding Debt, except any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Outstanding Debt so converted or redeemed were registered any tax imposed on the Lender.

          (j) NO DILUTION OR IMPAIRMENT. The Borrower shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of Lender Stock against dilution or other impairment.

          (k) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

          Section 6. CREATION OF SECURITY INTEREST. In order to secure the payment of all obligations of Borrower to Lender whether now or hereafter arising, including all obligations under this Agreement, that certain Loan Note entered into by and between Lender and Borrower of even


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date herewith, and any and all amendments, modifications, renewals or restatements hereof (the "Secured Obligations"). The Borrower hereby grants to the Lender (or its designee) (the "Secured Parties") a first priority security interest in all of Borrower's assets, now owned or hereinafter acquired, now in existence or hereafter arising, wherever located (the "Collateral"), including, without limitation the property described below on the terms and conditions set forth in this Agreement:

          (a) presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing (collectively, "Accounts");

          (b) present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, monies due under any royalty or licensing agreements, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs deposit accounts, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts, and Borrower's Books relating to any of the foregoing (collectively, "General Intangibles");

          (c) present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities, documents, leases, and chattel paper, and Borrower's Books relating to any of the foregoing (collectively, "Negotiable Collateral");

          (d) present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing (collectively, "Inventory");

          (e) present and hereafter acquired computers, communications equipment, software code, network servers, switches and other related equipment, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located (collectively, "Equipment");

          (f) books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's assets or liabilities, or the collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, funds or other computer prepared information, and the equipment containing such information (collectively, "Borrower's Books"); and

          (g) substitutions, replacements, additions, accessions, proceeds, products to or of any of the foregoing, including, but not limited to, proceeds of insurance covering any of the foregoing, or any portion thereof, and any and all Accounts, General Intangibles, Negotiables,


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Collateral, Inventory, Equipment, money, deposits, accounts, or other tangible or intangible property resulting from the sale or other disposition of the accounts, general Intangibles, Negotiable Collateral, Inventory, Equipment, or any portion thereof or interest therein and the proceeds thereof.

               Section 7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. The Borrower agrees and covenants as follows:

               (a) PAYMENT OF PRINCIPAL AND INTEREST. The Borrower shall promptly pay when due the principal of and interest on the indebtedness evidenced by the Note issued under this Agreement, and all other sums secured by this Agreement.

               (b) CORPORATE EXISTENCE. The Borrower is a corporation duly organized and existing under the laws of the state of Florida and is duly qualified in every other state in which it is doing business.

               (c) CORPORATE AUTHORITY. The execution, delivery, and performance of this Agreement, and the execution and payment of the Notes issued pursuant to the terms hereof are within Borrower's corporate powers, have been duly authorized, and are not in contravention of law or the terms of the Borrower's articles of incorporation and bylaws, or of any indenture, agreement, or undertaking to which the Borrower is a party or by which it is bound.

               (d) OWNERSHIP OF COLLATERAL. The Borrower is the sole owner of the Collateral and will defend the Collateral against the claims and demands of all other persons at any time claiming the same or any interest therein.

               (e) INFORMATION RIGHTS. Borrower shall promptly furnish Lender with any information that Lender may reasonably request, including but not limited to: (i) monthly financial statements, including a comparison of actual results to budget, in the form customarily prepared; (ii) notification of defaults under material agreements; (iii) notification of and status reports regarding material litigation; and (iv) copies of all filings made with the Securities and Exchange Commission.

               (f) MERGERS, CONSOLIDATIONS, ACQUISITIONS AND SALES. Without the prior written consent of Lender, such Borrower shall not (a) be a party to any merger, consolidation or corporate reorganization, except any wholly owned subsidiary of Borrower may merge or consolidate with such Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with any one or more other wholly owned subsidiaries of Borrower, nor (b) purchase or otherwise acquire all or substantially all of the assets or stock of, or any partnership or joint venture interest in, any other person, firm or entity, except any wholly owned subsidiary of Borrower may sell, lease, transfer or otherwise dispose of all or any substantial part of its assets to such Borrower or another wholly owned subsidiary of Borrower, nor (c) sell, transfer, convey, grant a security interest in or lease all or any substantial part of its assets, except any wholly owned subsidiary of Borrower may sell, lease, transfer or otherwise dispose of all or any substantial part of its assets to such Borrower or another Subsidiary.


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               (g) DEBT. Without the express prior written consent of Lender,
Borrower shall not create, incur, assume or suffer to exist indebtedness of any description whatsoever, excluding:

                    (i)  the indebtedness evidenced by the Note;

                    (ii) the endorsement of negotiable instruments payable to such Borrower for deposit or collection in the ordinary course of business;

                    (iii) the debt set forth on Schedule 6(g) hereto; and

                    (iv) any other debt incurred in the ordinary course of business

               (h) NO LIENS. Borrower shall not create, incur, assume or suffer to exist any lien, security interest, security title, mortgage, deed of trust or other encumbrance upon or with respect to any of its properties, now owned or hereafter acquired, except the following permitted liens (the "Permitted Liens"):

                    (i)   liens in favor of Lender;

                    (ii) liens for taxes or assessments or other governmental charges or levies if not yet due and payable;

                    (iii) liens in connection with the leasing of equipment in favor of the lessor of such equipment;

                    (iv) liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, social security and other like laws;

                    (v) attachment, judgment and other similar non-tax liens arising in connection with court proceedings, but only if and for so long as the execution or other enforcement of such liens is and continues to be effectively stayed and bonded on appeal in a manner satisfactory to Lender for the full amount thereof;

                    (vi) purchase money liens securing indebtedness permitted hereunder; or

                    (vii) reservations, exceptions, easements, rights of way,
               and other similar encumbrances affecting real property.

               (i) DIVIDENDS, DISTRIBUTIONS, STOCK RIGHTS, ETC. Borrower shall not declare or pay any dividend of any kind (other than stock dividends payable to all holders of any class of capital stock), in cash or in property, on any class of the capital stock of such Borrower, or purchase, redeem, retire or otherwise acquire for value any shares of such stock, nor make any distribution of any kind in cash or property in respect thereof, nor make any return of capital of shareholders, nor make any payments in cash or property in respect of any stock options, stock bonus or


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similar plan (except as required or permitted hereunder), nor grant any preemptive rights with respect to the capital stock of such Borrower, without the prior written consent of Lender.

               (j) GUARANTIES; LOANS; PAYMENT OF DEBT. Without Lender's prior express written consent, such Borrower shall not guarantee nor be liable in any manner, whether directly or indirectly, or become contingently liable after the date of this Agreement in connection with the obligations or indebtedness of any person or entity whatsoever, except for the endorsement of negotiable instruments payable to such Borrower for deposit or collection in the ordinary course of business. Without Lender's prior express written consent, which shall not unreasonably be conditioned, withheld or delayed, such Borrower shall not
(i) make any loan, advance or extension of credit to any person other than in the normal course of its business, or (ii) make any payment on any subordinated debt.

               (k) CONDUCT OF BUSINESS. Borrower will continue to engage in a business of the same general type and manner as conducted by it on the date of this Agreement.

               (l) COMPLIANCE WITH LAW AND OTHER AGREEMENTS. Except where the failure to do so would not materially adversely affect such Borrower's operations or its ability to fulfill its obligations under the Loan Documents, such Borrower shall maintain its business operations and property owned or used in connection therewith in compliance with (i) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, franchises, indentures and mortgages to which such Borrower is a party or by which such Borrower or any of its properties is bound. Without limiting the foregoing, such Borrower shall pay all of its indebtedness promptly in accordance with the terms thereof.

               (m) TAXES AND ASSESSMENTS. Borrower shall (i) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon such Borrower upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (iii) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that such Borrower in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (ii) and (iii) so long as appropriate reserves are maintained with respect thereto.

               (n) STATEMENTS NOT FALSE OR MISLEADING. No representation or warranty given as of the date hereof by Borrower contained in this Agreement or any materials furnished by Borrower to Lender in connection with its due diligence relating to this Agreement, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

               Section 8. SALE OR REMOVAL OF COLLATERAL PROHIBITED. Except for the sale of inventory in the ordinary course of Borrower's business, the Borrower shall not sell, lease, encumber, pledge, mortgage, assign, grant a security interest in, or otherwise transfer the Collateral.


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               Section 9. PERFECTION OF SECURITY INTEREST. From the date hereof,
Borrower agrees to execute and file financing statements, and do whatever may be necessary under the applicable Uniform Commercial Code in the state where the Collateral is located, to perfect and continue the Lender's interest in the Collateral, all at the Borrower's expense.

               Section 10. TAXES AND ASSESSMENTS. The Borrower will pay or cause to be paid promptly when due all taxes and assessments on the Collateral, this Agreement and the Notes. The Borrower may, however, withhold payment of any tax assessment or claim if a good faith dispute exists as to the obligation to pay.

               Section 11. INSURANCE. The Borrower shall have and maintain, or cause to be maintained, insurance at all times with respect to all Collateral except accounts receivable, against such risks as the Lender may reasonably require, in such form, for such periods, and written by such companies as may be satisfactory to the Lender. All policies of insurance shall have endorsed a loss payable clause acceptable to the Lender and/or such other endorsements as the Lender may from time to time request, and the Borrower will promptly provide the Lender with the original policies or certificates of such insurance. The Borrower shall promptly notify the Lender of any loss or damage that may occur to the Collateral. The Lender is hereby authorized to make proof of loss if it is not made promptly by the Borrower. All proceeds of any insurance on the Collateral shall be held by the Lender as a part of the Collateral and at Lender's option be applied to repay the indebtedness hereunder or to repair or restore property damage. If Lender agrees to use the funds to repair or restore the property, such proceeds shall be paid out from time to time upon order of the Borrower for the purpose of paying the reasonable cost of repairing or restoring the property damaged. In the event of failure to provide insurance as herein provided, the Lender may, at the Lender's option, provide such insurance at the Borrower's expense.

               Section 12. APPLICATION OF PAYMENTS. Unless applicable law provides otherwise, all payments received by the Lender from the Borrower under the Notes and this Agreement shall be applied by the Lender in the following order of priority: (i) interest payable on the Note in the manner provided therein; (ii) principal of the Note in the manner provided therein; and (iii) any other sums secured by this Agreement in such order as the Lender, at the Lender's option, may determine.

               Section 13. PROTECTION OF LENDER'S SECURITY. If the Borrower fails to perform the covenants and agreements contained or incorporated in this Agreement, or if any action or proceeding is commenced which affects the Collateral or title thereto or the interest of the Lender therein, including, but not limited to , insolvency, , or arrangements or proceedings involving a bankrupt or decedent, then the Lender, at the Lender's option, may make such appearance, disburse such sums, and take such action as the Lender deems necessary, in its sole discretion, to protect the Lender's interest, including but not limited to (i) disbursement of attorneys' fees, (ii) entry upon the Borrower's property to make repairs to the Collateral, and (iii) procurement of satisfactory insurance. Any amounts disbursed by Lender pursuant to this Section, with interest thereon, shall become additional indebtedness of the Borrower secured by this Agreement. Unless the Borrower and the Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the rate stated in the Notes.

Nothing contained in this Section shall require the Lender to incur any expense or take any action.

               Section 14. INSPECTION. The Lender may make or cause to be made reasonable entries upon and inspections of the Borrower's premises to inspect the Collateral.

               Section 15. BORROWER AND LIEN NOT RELEASED. From time to time, the Lender may, at the Lender's option, without giving notice to or obtaining the consent of the Borrower, the Borrower's successors or assigns or of any other lienholder or guarantors, without liability on the Lender's part, and notwithstanding the Borrower's breach of any covenant or agreement of the Borrower in this Agreement, extend the time for payment of said indebtedness or any part thereof, reduce the payments thereon, release anyone liable on any of said indebtedness, accept a renewal note or notes therefor, modify the terms and the time of payment of said indebtedness, release from the lien of this Agreement any part of the Collateral, take or release other or additional security, reconvey any part of the Collateral, consent to any map or plan of the Collateral, consent to the granting of any easement, join in any extension or subordination agreement, and agree in writing with the Borrower to modify the rate of interest or period of amortization of the Notes or change the amount of any installments payable thereunder. Any actions taken by the Lender pursuant to the terms of this Section shall not affect the obligation of the Borrower or the Borrower's successors or assigns to pay the sums secured by this Agreement and to observe the covenants of the Borrower contained herein, shall not affect the guaranty of any person, corporation, partnership, or other entity for payment of the indebtedness secured hereby, and shall not affect the lien or priority of lien hereof on the Collateral. The Borrower shall pay the Lender a reasonable service charge, together with attorneys' fees as may be incurred at the Lender's option for any such action if taken at the Borrower's request.

               Section 16. FORBEARANCE BY LENDER NOT A WAIVER. Any forbearance by the Lender in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Lender of payment of any sum secured by this Agreement after the due date of such payment shall not be a waiver of the Lender's right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes, rents or other liens or charges by the Lender shall not be a waiver of the Lender's right to accelerate the maturity of the indebtedness secured by this Agreement, nor shall the Lender's receipt of any awards, proceeds or damages as provided in this Agreement operate to cure or waive the Borrower's default in payment of sums secured by this Agreement.

               Section 17. UNIFORM COMMERCIAL CODE SECURITY AGREEMENT. This Agreement is intended to be a security agreement pursuant to the Uniform Commercial Code for any of the items specified above as part of the Collateral which, under applicable law, may be subject to a security interest pursuant to the Uniform Commercial Code, and the Borrower hereby grants the Lender a security interest in said items. The Borrower agrees that the Lender may file any appropriate document in the appropriate index as a financing statement for any of the items specified above as part of the Collateral. In addition, the Borrower agrees to execute and deliver to the Lender, upon the Lender's request, any financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this Agreement in such form as the Lender may reasonably require to perfect a security interest with respect to said items. The Borrower shall pay all costs of filing such financing statements and any extensions, renewals, amendments, and releases thereof, and shall pay all reasonable costs and expenses of any record searches for financing statements the Lender may reasonably require. The Borrower shall not create or suffer to be created pursuant to the Uniform Commercial Code any other security interest in the Collateral, other than the Security Interests of the Secured Parties, including replacements and additions thereto. Upon the occurrence of an event of default, each Secured Party shall have the remedies of a Lender under the Uniform Commercial Code and, at the Secured Party's option, may also invoke the other remedies provided in this Agreement as to such items. In exercising any of said remedies, the Secured Parties may proceed against the items of real property and any items of personal property specified above as part of the Collateral separately or together and in any order whatsoever, without in any way affecting the availability of the Secured Party's remedies under the Uniform Commercial Code or of the other remedies provided in this Agreement.

               Section 18. ORDER OF PAYMENTS. Any and all amounts actually received by the Lender in connection with the enforcement of this Agreement, including the proceeds of any collection, sale or other disposition of all or any part of the Collateral (collectively, the "Proceeds"), shall, promptly upon receipt by the Lender, be applied:

               (i) first, to the payment in full of the Secured Obligations, or in the event that such Proceeds are insufficient to pay in full the Secured Obligations, to the Secured Obligations of the Secured Parties in the following order of priority:

                    (A) to all interest (including default interest) owing to the Secured Parties on Secured Obligations, such amounts to be allocated to each Secured Party in accordance with its pro rata share of loans outstanding to Borrower at such time; then

                    (B) to principal amounts owing to the Secured Parties on Secured Obligations, such amounts to be allocated to each Secured Party in accordance with its pro rata share of loans outstanding to Borrower at such time;

                    (C) any other fees or expenses incurred hereunder; and

               (ii) second, to the Borrower or in the manner that a court of competent jurisdiction shall direct.

               Section 19. EVENTS OF DEFAULT. The Borrower shall be in default under this Agreement when any of the following events or conditions occurs (each an "Event of Default"):

               (a) The Borrower shall fail to pay any of the Secured Obligations pursuant to terms of this Agreement;

               (b) The Borrower fails to comply with any term, obligation, covenant, or condition contained in this Agreement;

               (c) Any warranty or representation made to the Lender by the Borrower under this Agreement or the Ancillary Documents proves to have been false when made or furnished;

               (d) If the Borrower voluntarily files a petition under the federal Bankruptcy Act, as such Act may from time to time be amended, or under any similar or successor federal statute relating to bankruptcy, insolvency, arrangements or reorganizations, or under any state bankruptcy or insolvency act, or files an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or if the Borrower is adjudged a bankrupt, or if a trustee or receiver is appointed for the Borrower's property, or if the Collateral becomes subject to the jurisdiction of a federal bankruptcy court or similar state court, or if the Borrower makes an assignment for the benefit of its creditors, or if there is an attachment, receivership, execution or other judicial seizure, then the Lender may, at the Lender's option, declare all of the sums secured by this Agreement to be immediately due and payable without prior notice to the Borrower, and the Lender may invoke any remedies permitted by this Agreement. Any attorneys' fees and other expenses incurred by the Lender in connection with the Borrower's bankruptcy or any of the other events described in this Section shall be additional indebtedness of the Borrower secured by this Agreement.

               (e) There exists a material breach by the Borrower under (or a termination by any party of) a material contract of the Borrower with the exception of that certain Cooperation and Framework Agreement with Red Cube International AG (for purposes of this Section 19(e) a material contract shall mean any contract resulting in revenues or in excess of $10,000 per annum);

               (f) Borrower is in default under any funded indebtedness, including but not limited to indebtedness evidenced by notes or capital leases, of Borrower other than the amounts loaned pursuant to this Agreement;

               (g) If Borrower beaches any material terms contained in any of the Ancillary Documents, including, but not limited to, Borrower's obligation to perform any of its covenants respecting board representation and corporate governance;

               (h) If Borrower's business undergoes a material adverse change in Lender's reasonable opinion;

               (i) Any levy, seizure, attachment, lien, or encumbrance of or on the Collateral which is not discharged by the Borrower within 10 days or, any sale, transfer, or disposition of any interest in the Collateral, other than in the ordinary course of business, without the written consent of the Lender; or

               (j) If at the end of any month (beginning with the calculation at the end of April 2001), Cumulative Negative Cash Flow (as defined herein) exceeds 120% of the forecasted amount for such month, as revised from time to time to reflect events outside of the ordinary course of business;. For purposes of this Agreement, Cumulative Negative Cash Flow means the cumulative negative cash flow for such month as set forth in the base financial model made available to Lender (such model to be amended from time to time hereafter upon mutual agreement of Borrower and Lender).

               Section 20. ACCELERATION. At the option of the Lender, upon an Event of Default, all sums due hereunder shall become immediately due and payable.

               Section 21. RIGHTS OF SECURED PARTIES.

               (a) Upon an Event of Default, the Secured Parties may require the Borrower to assemble the Collateral and make it available to the Secured Parties at the place to be designated by the Secured Parties which is reasonably convenient to the parties. The Secured Parties may sell all or any part of the Collateral as a whole or in parcels either by public auction, private sale, or other method of disposition. The Secured Parties may bid at any public sale on all or any portion of the Collateral. Unless the Collateral is perishable or threatens to decline speedily in value or is of the type customarily sold on a recognized market, the Secured Parties shall give the Borrower reasonable notice of the time and place of any public sale or of the time after which any private sale or other disposition of the Collateral is to be made, and notice given at least 10 days before the time of the sale or other disposition shall be conclusively presumed to be reasonable. A public sale in the following fashion shall be conclusively presumed to be reasonable:

               (b) Notice shall be given at least 10 days before the date of sale by publication once in a newspaper of general circulation published in the county in which the sale is to be held;

               (c) The sale shall be held in a county in which the Collateral or any part is located or in a county in which the Borrower has a place of business;

               (d) Payment shall be in cash or by certified check immediately following the close of the sale;

               (e) The sale shall be by auction, but it need not be by a professional auctioneer;

               (f) The Collateral may be sold as is and without any preparation for sale.

               (g) Notwithstanding any provision of this Agreement, the Secured Parties shall be under no obligation to offer to sell the Collateral. In the event the Secured Parties offer to sell the Collateral, the Secured Parties will be under no obligation to consummate a sale of the Collateral if, in their reasonable business judgment, none of the offers received by them reasonably approximates the fair value of the Collateral.

               (h) In the event the Secured Parties elect not to sell the Collateral, the Secured Parties may elect to follow the procedures set forth in the Uniform Commercial Code for retaining the Collateral in satisfaction of the Borrower's obligation, subject to the Borrower's rights under such procedures.

               (i) In addition to the rights under this Agreement, in the event of a default by the Borrower, the Secured Parties shall be entitled to the appointment of a receiver for the Collateral as a matter of right whether or not the apparent value of the Collateral exceeds the outstanding principal amount of the Notes and any receiver appointed may serve without bond. Employment by the Secured Parties shall not disqualify a person from serving as receiver.

               Section 22. EXPENSES. Borrowers agree to pay all reasonable costs and expenses incurred by Lender in connection with this Agreement, including but not limited to filing fees, recording taxes and reasonable attorneys' fees actually incurred, promptly upon demand of Lender.

               Section 25. REMEDIES CUMULATIVE. Each remedy provided in this Agreement is distinct and cumulative to all other rights or remedies under this Agreement or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

               Section 26. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Borrower , to:

                           I-Link, Incorporated
                           13751 S. Wadsworth Park Drive
                           Draper, UT 84020
                           Attention:       David Hardy, Esq.
                           Facsimile:       801-576-4295
                           Telephone:       801-238-0858

                           with a copy to:


                           De Martino Finkelstein Rosen & Virga
                           1818 N Street, N.W.
                           Suite 400
                           Washington, DC 20036
                           Attention:       Ralph V. De Martino, Esq.
                           Facsimile:       202-659-1290
                           Telephone:       202-659-0494

If to Lender, to:

                           Counsel Corporation (US)
                           280 Park Avenue
                           West Building, 28th floor
                           New York, New York  10017
                           Attention:       Allan Silber
                           Facsimile:       (212) 286-5000
                           Telephone:       (212) 867-3226

                           with a copy to:

                           Harwell Howard Hyne Gabbert & Manner, P.C.
                           315 Deaderick Street, Suite 1800
                           Nashville, Tennessee  37238
                           Attention:       Mark Manner
                           Facsimile:       (615) 251-1056
                           Telephone:       (615) 256-0500

                  Section 27. INTERPRETATION. When a reference is made in this Agreement of a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof," "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  Section 28. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  Section 29. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, and the Notes, (i) constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any person other than the parties any rights or remedies hereunder.

                  Section 30. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  Section 31. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise by the Borrower without the prior written consent of the Lender in its sole and absolute discretion, and any such purported assignment without the express prior written consent of the Lender party shall be void ab initio; and the Lender may assign any or all of the rights, interests or obligations hereunder to any party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  Section 32. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect he original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

                  Section 33. CONSENT TO JURISDICTION. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that the courts of the State of New York and/or the Federal Courts located in the State of New York shall have jurisdiction over each of the parties hereto and over the subject matter of any such proceedings, and the venue of any such action shall be in New York County, New York and/or the U.S. District Court for the Southern District of New York.

               [Remainder of this page is intentionally blank.]

                  IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date first written above.

                                    BORROWER:

                                    I-LINK, INCORPORATED



                                    By:
                                             --------------------------------
                                             Name:
                                             Title:


                                    LENDER:

                                    COUNSEL COMMUNICATIONS LLC


                                    By:
                                             --------------------------------
                                             Name:
                                             Title: